                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              BIOSPHERICS INCORPORATED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

[BIOSPHERICS LOGO]


                                                        12051 INDIAN CREEK COURT
                                                     BELTSVILLE, MARYLAND  20705



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 15, 1996
                               AND PROXY STATEMENT


     The Annual Meeting of Stockholders of Biospherics-REGISTERED TRADEMARK-Incorporated (the "Company") will be held at the Company headquarters, 12051 Indian Creek Court, Beltsville, Maryland, on May 15, 1996, at 2:00 p.m., Eastern Daylight Time.

     The items of business are:

     (1) To elect eight (8) Directors to serve until the next Annual Meeting or until their respective successors are duly elected and qualified.
     (2) To consider and act upon a proposed certificate of amendment to the charter of the Company that implements a two-for-one stock split of the Company's outstanding common stock.
     (3)  To ratify the appointment of the independent accountants.
     (4)  To transact other business that may properly come before the Meeting.

     These items are more fully described in the following pages, which are hereby made part of this Notice.

     The Company's Proxy Statement, Proxy Card, and Summary Annual Report for 1995 accompany this Notice.

     Pursuant to the Bylaws of this Corporation, the Board of Directors has fixed the close of business on March 15, 1996, as the record date for determination of stockholders entitled to Notice and to vote at the Meeting and any adjournment thereof. Only common stockholders of record on the date so fixed are entitled to vote.


                       BY ORDER OF THE BOARD OF DIRECTORS
                            M. Karen Levin, Secretary


PLEASE EXECUTE AND PROMPTLY RETURN THE ENCLOSED PROXY WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. IF YOU DO ATTEND THE MEETING AND VOTE PERSONALLY, YOUR PROXY WILL AUTOMATICALLY BE REVOKED AT THAT TIME.

                  BIOSPHERICS-Registered Trademark-  INCORPORATED

                                    ----------


               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 15, 1996

     This Proxy Statement is being mailed on or about April 10, 1996, with the solicitation of proxies in the accompanying form by the Board of Directors of Biospherics-REGISTERED TRADEMARK- Incorporated, a Delaware corporation. The Annual Meeting of its stockholders will be held May 15, 1996, at 2:00 p.m., at the Company's headquarters, 12051 Indian Creek Court, Beltsville, Maryland. The cost of this solicitation is being borne by Biospherics. The Company will reimburse brokers, banks, and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Common Stock. In addition to solicitations by mail, directors, officers and employees of the Company may solicit proxies personally or by telegraph or telephone without additional compensation.

     All shares represented by proxy will be voted at the Meeting in accordance with the choices specified on the proxy, and where no choice is specified, in accordance with the recommendations of the Board of Directors. Thus, where no choice is specified, the proxies will be voted for the election of Directors, for ratification of the proposed two-for-one stock split, and for ratification of the appointment of independent accountants. A stockholder giving a proxy will have the power to revoke it at any time before it is exercised. A proxy will be revoked automatically if the stockholder who executed it is present at the Meeting and elects to vote in person.

     Each stockholder will be entitled to one vote for each share of common stock $.01 par value per share ("Common Stock") held by the stockholder at the close of business on March 15, 1996. At that time, there were 4,662,992 shares of Common Stock outstanding.

     In accordance with the laws of the State of Delaware and the Company's Charter and By-Laws, a majority of the outstanding shares of Common Stock will constitute a quorum at the Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

     In accordance with the laws of the State of Delaware and the Company's Charter and By-Laws (i) for the election of Directors, which requires a plurality of the votes cast, only proxies and ballots indicating votes "FOR all Nominees," "WITHHELD from all Nominees," or specifying that votes be withheld from one or more designated Nominees are counted to determine the total number of votes cast, and broker non-votes are not counted, and (ii) for the adoption of all other proposals, which are decided by a majority of the shares of the stock of the Company present in person or by proxy and entitled to vote, only proxies and ballots indicating votes "FOR," "AGAINST," or "ABSTAIN" on the proposal or providing the designated proxies with the right to vote in their judgment and discretion on the proposal are counted to determine the number of shares present and entitled to vote, and broker non-votes are not counted.

     IT IS ANTICIPATED THAT THE DIRECTORS AND OFFICERS WILL VOTE THEIR SHARES OF COMMON STOCK: IN FAVOR OF THE NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS LISTED HEREIN, FOR THE PROPOSED STOCK SPLIT, AND FOR RATIFICATION OF THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS LISTED HEREIN.


                             ELECTION OF DIRECTORS
                           (ITEM 1 ON THE PROXY CARD)

     Directors are to be elected at the Annual Meeting to serve until the next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. The Bylaws of the Company authorize up to eleven (11) Directors. However, the Nominating Committee believes it is not presently necessary nor cost effective to fill all Board vacancies. Unless otherwise instructed, the persons named in the accompanying proxy intend to vote the shares represented by the proxy FOR the election of the eight (8) Nominees listed below. Although it is not contemplated that any Nominee will decline or be unable to serve as a Director, in such event, proxies will be voted by the proxy holder for such other persons as may be designated by the Board of Directors, unless the Board of Directors reduces the number of Directors to be elected. Election of a Board of Directors requires a plurality vote of the shares of Common Stock.

                  BIOSPHERICS-Registered Trademark-  INCORPORATED

                                    ----------


     The following table sets forth certain information about the Nominees for Directors as of March 15, 1996.


                   NOMINEES FOR ELECTION TO BOARD OF DIRECTORS


                                                                                                               DIRECTOR
NAME                         AGE                                     POSITION                                    SINCE
------------------------  --------          ----------------------------------------------------------         ---------
Gilbert V. Levin             71              Chairman of the Board, CEO, President, and Treasurer                1967
Lionel V. Baldwin            63              Director                                                            1976
David A. Blake               54              Director                                                            1995
A. Bruce Cleveland           52              Director                                                            1987
Rita R. Colwell              61              Director                                                              -
George S. Jenkins            73              Director                                                            1984
M. Karen Levin               76              Director and Vice President for Communications                      1968
Anne S. McLeod               65              Director                                                            1992

     Dr. Levin founded the Company in 1967 and has been Chairman of the Board and President since incorporation. He previously served in the public health departments of Maryland, California, and the District of Columbia and as a research scientist and corporate official. Among his inventions are Lev-O-Cal-TM-, a noncaloric sweetener; the PhoStrip-REGISTERED TRADEMARK-process for removing phosphorus from wastewater; and the Labeled Release life detection experiment, which landed on Mars in 1976 aboard NASA's Viking Mission. He holds a Ph.D. from The Johns Hopkins University.

     Dr. Baldwin is President of the National Technological University, Fort Collins, Colorado. Formerly, Dr. Baldwin was Dean of the College of Engineering at Colorado State University, where he coordinated research programs with emphasis on environmental areas. He holds a Ph.D. from Case Institute of Technology.

     Dr. Blake is a Senior Associate Dean of The Johns Hopkins University School of Medicine. He has also held the posts of Associate Dean for Research, Director of Research Administration and Associate Professor of Pharmacology and Molecular sciences in his 22 years at that institution. Prior to that, he was Chairman, Department of Pharmacology and Toxicology at the University of Maryland School of Pharmacy. He holds a Ph.D. from the University of Maryland School of Medicine.

     Mr. Cleveland is President and founder of the GIT Investment Funds group of mutual funds and Bankers Finance Investment Management Corp. of Arlington, Virginia. Mr. Cleveland is also President and founder of Presidential Savings Bank of Bethesda, Maryland. Previously he served as Special Assistant for SBIC Industry Development with the U.S. Small Business Administration and was an investment banker with Drexel Burnham Co. in New York. He is a graduate of Harvard College and received an M.B.A. in finance from Harvard Business School.

     Dr. Rita R. Colwell is the President, University of Maryland Biotechnology Institute, Director, Center of Marine Biology, and Vice President for Academic Affairs, University of Maryland. She also serves as Professor of Microbiology at the University and is Associate Professor of Biology, Georgetown University. Dr. Colwell also served as President of the American Association for the Advancement of Science, 1995 to 1996. She holds a Ph.D. from the University of Washington and is a member of Phi Beta Kappa.

     Mr. Jenkins is a land developer, the owner of Locust Grove Farm, and previously was Chairman of Consultation Networks, Inc., a Washington, DC, environmental expert witness data base firm. Mr. Jenkins was President of Greiner Engineering and is a Past Chairman of the Building Research Board of the National Academy of Sciences. He is a member of the Advisory Council of the Whiting School of Engineering of The Johns Hopkins University. Mr. Jenkins serves on the boards of directors for several other companies. He holds an M.S. in civil engineering from The Johns Hopkins University.

     Mrs. Levin has been a full-time executive and Director of the Company since 1968. She was a science and medical reporter and writer for the Washington Bureau of NEWSWEEK magazine, then served as writer and public information

                  BIOSPHERICS-Registered Trademark-  INCORPORATED

                                    ----------


consultant to the National Institute of Mental Health. She holds a B.A. in English from Vassar College. Mrs. Levin and Dr. Levin are husband and wife.

                  BIOSPHERICS-Registered Trademark-  INCORPORATED

                                    ----------


     Dr. MacLeod is Professor, College of Library and Information Services and Acting Director of Libraries, University of Maryland, College Park. She is also a specialist in the design of communications for various audiences and is an authority on the literature of children and youth. Dr. MacLeod holds a Ph.D. in American history and an M.L.S., both from the University of Maryland.

     In 1994, non-employee Directors as a group were awarded stock options for 8,000 shares of stock, at $5.75 per share, with expiration dates of November 17, 1999. Directors are paid annual retainers of $1,500 each and fees of $600 for each meeting of the Board and each committee meeting they attended. Employee Directors are not paid for their services as Directors.

     Mr. Cleveland serves as a Director of Government Investors Trust, GIT Tax-Free Trust, GIT Income Trust, and GIT Equity trust, all publicly held registered investment companies. No other Director serves as a Director of a publicly held company. There is not and has not been for the previous two fiscal years any relationship between the Company and any public company in which any Director has a 1% or greater interest.

BOARD OF DIRECTORS

     The Company's Board of Directors held four Regular Meetings during the year, which were attended by all members. The Board of Directors has Executive, Compensation, Retirement Plan Administration, Nominating, and Audit Committees. The Executive Committee may act on behalf of the Board of Directors on matters requiring action in the interim between meetings of the full Board. In 1995, its members were Gilbert V. Levin, Chair, Anne S. MacLeod, Richard C. Levin (staff), and George S. Jenkins (advisor). All members attended the three meetings in 1995.

     The Compensation Committee recommends various incentives for key employees to encourage and reward increased financial performance, productivity and innovation. In 1995, its members were Lionel V. Baldwin, Chair, and Anne S. MacLeod. Both members attended the three meetings during 1995.

     The Audit Committee consists of A. Bruce Cleveland, Chair, M. Karen Levin, and George S. Jenkins. The Audit Committee has authority to review the financial records of the Company, deal with its independent auditors, recommend to the Board policies with respect to financial reporting, and investigate all aspects of the Company's business. All members attended the two meetings in 1995.

     The Biospherics Retirement Plan Administration Committee oversees the management of the Company's Retirement Plan. In 1994, its members were David A. Blake, Chair, A. Bruce Cleveland, M. Karen Levin, and Richard C. Levin. All members attended the two meetings in 1995.

     The Nominating Committee nominates the proposed Board for election by the stockholders. Its members are M. Karen Levin, Chair, and Gilbert V. Levin. All members attended the one meeting held during 1995. The Nominating Committee will consider Nominees recommended by stockholders of the Company if such recommendations are submitted in writing at least ninety (90) days before any Annual Meeting or Special Meeting at which Directors are to be elected.

     The Technical Committee advises the Company on the direction of technology development. It consists of Richard L. Snowden, Chair, Lionel V. Baldwin, and Gilbert V. Levin. No meetings of the Technical Committee were held in 1995.

                  BIOSPHERICS-Registered Trademark-  INCORPORATED

                                    ----------


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the shares of Common Stock beneficially owned by all Officers and Directors as a group as of March 15, 1996. Except for Gilbert V. Levin, Chairman of the Board, CEO and President, and M. Karen Levin, Vice President for Communications, no person is known by the Company to own beneficially more than 5% of the outstanding Common Stock.

      ------------------------------------------------------------------------------------------------------------------------
                                                                                AMOUNT AND NATURE          PERCENT
      TITLE OF CLASS          NAME OF BENEFICIAL OWNER                            OF OWNERSHIP            OF CLASS
      --------------          ------------------------------------------     ----------------------    --------------
          Common              Gilbert V. Levin                                     912,787  (1)(2)          22.3%
          Common              M. Karen Levin                                       834,466                  20.4%
          Common              Richard C. Levin                                      15,398  (2)               *
          Common              Lee R. Zehner                                         27,500  (2)               *
          Common              Lionel V. Baldwin                                      7,909  (2)               *
          Common              A. Bruce Cleveland                                     5,700  (2)               *
          Common              George S. Jenkins                                      6,800  (2)               *
          Common              Anne S. MacLeod                                        4,450  (2)               *
          Common              Richard L. Snowden                                     2,000  (2)               *
          Common              David A. Blake                                         2,000  (2)               *
          Common              All Officers and                                   1,819,010  (2)             44.4%
                              Directors as a Group
      ------------------------------------------------------------------------------------------------------------------------

     *  Less than 1%.

(1)  Includes 100 shares held jointly with M. Karen Levin.

(2) Included in the number of shares beneficially owned by G. V. Levin, R. C. Levin, L. R. Zehner, L. V. Baldwin, A. B. Cleveland, G. S. Jenkins, A. S. MacLeod, R.L. Snowden, D.A. Blake, and all Officers and Directors as a group are 105,000, 15,000, 19,648, 2,000, 5,200, 5,800, 4,200, 2,000, 2,000 and 160,848
shares, respectively, which such persons have a right to acquire within 60 days pursuant to stock options.


     As of March 15, 1996, Gilbert V. Levin, President and M. Karen Levin, Vice President for Communications, 3180 Harness Creek Rd., Annapolis, Maryland, beneficially owned in the aggregate 1,747,253(1) shares of Common Stock (37.5% of the outstanding shares). Dr. Gilbert V. Levin and Mrs. M. Karen Levin are husband and wife. As principal stockholders of the Company, they are considered control persons with respect to the Company.

     All Directors and Officers as a group, as beneficial owners of 1,819,910(2) shares of Common Stock, owned 39% of the outstanding shares. With the exception of Cede & Co., the holder of record for certain brokerage firms and banks, no other person is known by the Company to own beneficially more than 5% of the outstanding Common Stock.

     In 1978, the Company, with stockholder approval, entered into agreement with Gilbert V. Levin and M. Karen Levin whereby, upon their death, the Company would redeem from their estates the number of Common Shares necessary to pay estate taxes and administrative expenses of the estate. This agreement is funded (at present values) by life
____________

(1) Includes 105,000 shares which could be acquired pursuant to stock options within 60 days.
(2) Includes 160,848 shares which could be acquired pursuant to stock options within 60 days.

                  BIOSPHERICS-Registered Trademark-  INCORPORATED

                                    ----------


insurance on the Levins for which the Company is the beneficiary. Although the number of shares that would be redeemed is indeterminable, such redemption may affect ownership and control of the Company.


                               EXECUTIVE OFFICERS

            Officers are elected annually by the Board of Directors. The Executive Officers of the Company as of December 31, 1995, were as follows:


NAME                     AGE                      POSITION
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
Gilbert V. Levin         71        Chairman of the Board, CEO, President, and Treasurer
M. Karen Levin           76        Director, Vice President for Communications, and Corporate Secretary
Richard C. Levin         43        Vice President, Chief Operating Officer
Arthur S. Locke, III     32        Vice President for Finance
Sylvia W. Williams       49        Vice President and Director, Information Services Division
Lee R. Zehner            49        Vice President for Science Services

--------------------------------------------------------------------------------------------------------------

     Dr. and Mrs. Levin's experience is discussed above.

     Richard Levin joined the Company in 1991 as Business Manager, was subsequently elected Corporate Secretary, and then was promoted to Vice President and Chief Operating Officer. Prior to that, he was the General Manager of the Catalyst Research Division of the Mine Safety Appliances Company. Mr. Levin holds a B.S. in business administration from the University of Baltimore and is a C.P.A. in the State of Maryland. Mr. Levin is the nephew of Dr. and Mrs. Levin.

     Arthur S. Locke, III, joined Biospherics in 1994 as Director of Finance and became Vice President for Finance in 1995. Previously, he served as Manager of Accounting and Financial Reporting with NVR Incorporated, McLean, Virginia. Earlier, he served as a manager with Coopers and Lybrand, in Washington, DC.

     Sylvia W. Williams joined the Company in 1990 as Pharmaceutical Marketing Manager and helped develop the commercial business sector of the Information Services Division. She was promoted to Vice President, Deputy Director, Information Services Division in 1994 and promoted to be Director of that Division in February 1995. Prior to joining Biospherics, Ms. Williams was a marketing manager with Syntex Laboratories, Inc. Ms. Williams holds a B.S. in business from George Mason University.

     Dr. Lee Zehner joined the Company in 1985 and has helped in the invention and development of the Company's proprietary low calorie sugars and other products. He was promoted to the position of Vice President for Science Services and is also Director of the BioTech Programs Unit. Among his approximately 100 worldwide patents is the patent for the use of D-tagatose as a low-calorie sweetener. Prior to joining Biospherics, Dr. Zehner held several research and development positions at Fortune 100 companies. He holds a Ph.D. in chemistry from the University of Minnesota.

                  BIOSPHERICS-Registered Trademark-  INCORPORATED

                                    ----------


                          EXECUTIVE COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

     The following summary compensation table sets forth the compensation paid by the Company during the year ended December 31, 1995, to Executive Officers earning in excess of $100,000 during the year.


------------------------------------------------------------------------------------------------------------------------------------
                                                                                              LONG-TERM COMPENSATION
                                                                              ------------------------------------------------------
                                           ANNUAL COMPENSATION                         AWARDS                     PAYOUTS
                               -------------------------------------------   -------------------------- --------------------------
                                                                                           Securities
                                                                  Other       Restricted   Underlying                   All Other
Name and                                                       Annual Com-       Stock      Options/        LTIP         Compen-
Principal Position        Year   Salary ($)     Bonus($)(1)   pensation ($)   Awards ($)   SARs (#)(2)   Payouts ($)   sation ($)
------------------------------------------------------------------------------------------------------------------------------------
Gilbert V. Levin          1995     $181,767       $     -       $  7,800       $    -        145,000         $   -      $  3,750
President                 1994      177,246             -         14,432            -        525,000             -         4,497
                          1993      176,002             -          8,115            -              -             -         2,659

M. Karen Levin            1995      152,474         9,900          7,800            -         15,000             -         1,150
  Vice President for
  Communications          1994      145,554         9,900          7,800            -        515,000             -         3,632
                          1993      144,578        19,800          8,176            -              -             -         2,489

Richard C. Levin          1995       96,054             -          7,800            -         15,000             -         2,575
  Vice President          1994       92,754             -          7,909            -         10,000             -         2,332

                          1993       93,193             -          7,823            -              -             -         1,481

Sylvia W. Williams        1995       92,057             -          7,800            -         20,000             -         2,495
Vice President (3)        1994       84,067             -         20,684            -         10,000             -         2,630
------------------------------------------------------------------------------------------------------------------------------------


(1) Bonuses are based on the financial performance of the Company and are awarded by the Board of Directors.
(2)  Represents the number of options/SARs.
(3) Information for 1993 is not presented since Ms. Williams was not an executive officer during that year.


OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following option/SAR grant table sets forth the total options/SARs granted by the Company during the year ended December 31, 1995, to the Executive Officers earning in excess of $100,000 during the year.

---------------------------------------------------------------------------------------------
                          Number of          % of Total
                          Securities        Options/SARS
                          Underlying         Granted to       Exercise or
                         Options/SARS       Employees in      Base Price         Expiration
Name                      Granted (#)        Fiscal Year     per Share ($)          Date
---------------------------------------------------------------------------------------------
Gilbert V. Levin            145,000             50.4%          $9.20(1)           11/17/99
M. Karen Levin               15,000              5.2%          10.50              11/17/99
Richard C. Levin             15,000              5.2%          10.50              11/17/99
Sylvia W. Williams           20,000              7.0%           8.63(1)           11/17/99
---------------------------------------------------------------------------------------------


(1) If multiple options are offered, the price per share is based on weighted average price of the various options.

                  BIOSPHERICS-Registered Trademark-  INCORPORATED

                                    ----------


     The Biospherics Incorporated Nonqualified Stock Option Plan (the "Plan") was established in 1987 to provide certain selected key employees having substantial responsibilities for the direction and management of the Corporation with an additional incentive to promote its success and encourage them to remain in the employ of the Corporation. The plan provides for the issuance of 2,200,000 shares. As of December 31, 1995, there were 1,463,723 outstanding options granted to individuals including the above-named Officers, including 219,773 that were exercisable as of such date.


AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR
VALUES

     The following aggregated options/SAR table sets forth the total options/SARs exercised during the year ended December 31, 1995, and year-end 1995 option/SAR values for those Executive Officers earning in excess of $100,000 during the year.

                                                            NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED                  IN-THE-MONEY
                                                           OPTIONS/SARS AT FY-END             OPTIONS/SARS AT FY-END
--------------------------------------------------------------------------------------------------------------------
                       Shares Acquired        Value             Exercisable/                       Exercisable/
Name                   on Exercise (#)    Realized ($)        Unexercisable (#)                  Unexercisable ($)
--------------------------------------------------------------------------------------------------------------------
Gilbert V. Levin              -                 -           165,000 / 525,000 (1)                  0 / 3,062,500
M. Karen Levin                -                 -           30,000 / 500,000 (1)                   0 / 3,062,500
Richard C. Levin              -                 -             15,000 / 30,000                          0 / 0
Sylvia W. Williams            -                 -              6,250 / 18,750                          0 / 0



(1) On November 18, 1994, Dr. and Mrs. Levin were granted options for 500,000 shares each to purchase common stock under the Plan subject to two additional conditions. The options are exercisable only in the event that (i) a third party acquires 5% or more of the issued and outstanding common stock of the Company and (ii) the options may not be exercised without further approval of the Board of Directors of the Company. The options were granted not for compensatory purposes but as a means of protecting shareholder value against unsolicited offers deemed inadequate by the Board of Directors and to help ensure fair and equal treatment of all shareholders.


LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

     There were no long-term incentive plan awards during 1995.

     To ensure the availability of their services to the Company after their retirement, Dr. and Mrs. Levin each have entered into a consulting agreement with the Company, under which they will provide the Company post-retirement consulting services of not less than twenty-four (24) days per year for ten (10) years at a daily rate equal to 125% of their respective final average daily rate of salary adjusted in subsequent years for changes in the cost of living. In addition, Dr. and Mrs. Levin and the Company have entered into supplementary retirement plan agreements pursuant to which they will receive retirement compensation based on the difference between seventy percent of their average annual total compensation, and their social security payments plus assumed returns from investment of their funded pension plans. The supplementary retirement plan is unfunded.

     Effective January 1, 1990, the Biospherics Incorporated 401(k) Retirement Plan was placed into effect. The Plan is a discretionary defined contribution plan with the Company matching a portion of the employee contributions.

                  BIOSPHERICS-Registered Trademark-  INCORPORATED

                                    ----------


EMPLOYMENT CONTRACT

     The employment agreement for Dr. Gilbert V. Levin, President and Founder of Biospherics, was extended to December 31, 1997, by the Board of Directors on January 15, 1996. The Company will pay Dr. Levin $190,000 per year, representing an increase of 5 percent over last year. The contract incorporates various other agreements between the Company and Dr. Levin, as reported elsewhere in this document.


                            THE PROPOSED STOCK SPLIT
                           (ITEM 2 ON THE PROXY CARD)

     The Board of Directors of the Company has declared it advisable and in the best interest of the Company and its stockholders to effect a two-for-one split of the outstanding shares of Common Stock. In the opinion of the Board of Directors of the Company, a two-for-one stock split would result in a wider distribution of the Common Stock, increase the number of stockholders of the Company and enhance the marketability of the Common Stock. If approved by the stockholders of the Company, the stock split will be effected by the filing of a Certificate of Amendment with the Secretary of State of Delaware in the form attached hereto as Attachment A.

     Currently, there are 3,934,947 shares of Common Stock issued and outstanding and 1,442,523 shares of Common Stock reserved for issuance upon exercise of stock options. If the proposed stock split is implemented, there will be approximately 7,869,894 shares of Common Stock issued and outstanding and 2,885,046 shares reserved for issuance upon stock option exercises, leaving 7,245,060 shares of Common Stock authorized, but unissued and not reserved for any particular purpose. Although the Company has no present plan for the issuance of any such authorized but unissued shares of Common Stock, all of the 7,245,060 shares of Common Stock authorized but unissued and not reserved for future issuance would be subject to issuance, from time to time, in the discretion of the Board of Directors for any proper corporate purpose without further action by the stockholders, unless otherwise required by law or other applicable rules and regulations. The proposed stock split would not affect the provisions in the certificate of incorporation permitting the issuance of up to 2,000,000 shares of the Company's preferred stock.

     The Company has been advised by counsel that the implementation of the two-for-one split of its shares of Common Stock will not result in any gain or loss to the stockholders of the Company for Federal income tax purposes. For tax purposes, the cost basis of each outstanding share of Common Stock will be divided equally between such share and the additional share to be issued pursuant to the split. For purposes of determining the nature of any gain or loss upon disposition thereof, the holding period for each additional share issued will be deemed to have commenced on the date when the previously outstanding share was acquired.

     The two-for-one stock split will not affect the relative rights of any stockholder or result in a dilution or diminution of any stockholder's proportionate interest in the Company.

     All fees incurred in connection with the implementation of the proposed two-for-one stock split will be borne by the Company.

          If approved by the requisite stockholder vote, the stock split will be effective on or about May 15, 1996, the date upon which the amendment to the Company's certificate of incorporation will be filed with the Secretary of State of the State of Delaware. Stockholders of record at the close of business on such date will be entitled to receive one newly issued share for each share held on such date. The Company expects to mail the certificates for additional shares on or about May 24, 1996, or as soon thereafter as possible.
Stockholders should retain their present certificates, which will continue to represent the number of shares evidenced thereby. STOCKHOLDERS SHOULD NOT RETURN THEIR EXISTING CERTIFICATES TO THE COMPANY OR ITS TRANSFER AGENT.

     The approval of the proposed stock split will require the affirmative consent of the holders of a majority of the outstanding shares of Common Stock of the Company. Abstentions and broker non-votes will not be counted as affirmative votes.

                  BIOSPHERICS-Registered Trademark-  INCORPORATED

                                    ----------


     The Board of Directors recommends a vote FOR the Proposal to split the issued and outstanding shares of Common Stock on a two-for-one basis. Proxies received by the Company will be voted in favor of the stock split unless a contrary vote is specified.


           RATIFICATION OF THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS
                           (ITEM 3 ON THE PROXY CARD)

     The Board of Directors has reappointed the firm of Coopers & Lybrand to be Biospherics' independent accountants for the year 1996 and recommends that stockholders vote FOR ratification of that appointment. The Company is advised that no member of the firm of Coopers & Lybrand has any interest, financial or otherwise, direct or indirect, in the Company. A representative from Coopers & Lybrand will attend the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to answer questions. If the Stockholders, by the affirmative vote of a majority of the shares of Common Stock represented at the Meeting, do not ratify the selection of Coopers & Lybrand, the selection of independent accountants will be reconsidered by the Board of Directors.


                                 OTHER BUSINESS

     As of the date of this statement, the management of Biospherics Incorporated has no knowledge of any business that may be presented for consideration at the Meeting, other than that described above. As to other business, if any, that may properly come before the Meeting, or any adjournment thereof, it is intended that the Proxy hereby solicited will be voted in respect of such business in accordance with the judgment of the proxy holders.

SHAREHOLDER PROPOSALS

     Shareholders intending to present a proposal at the 1996 Annual Shareholders Meeting must submit such proposals to the Company at 12051 Indian Creek Court, Beltsville, MD 20705, no later than December 15, 1996.


                       BY ORDER OF THE BOARD OF DIRECTORS,
                            M. KAREN LEVIN, SECRETARY

                  BIOSPHERICS-Registered Trademark-  INCORPORATED

                                    ----------


                  FINANCIAL STATEMENTS, SUPPLEMENTAL DATA, AND

                        REPORT OF INDEPENDENT ACCOUNTANTS


The following proxy statement addendum is provided to comply with Securities and Exchange Commission requirements to provide financial statements and supplemental data to shareholders. Items are numbered to show consistency with the most recent 10-KSB.

                 BIOSPHERICS-Registered Trademark-  INCORPORATED

                                   ----------


ITEM 5.  MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER
         MATTERS

     Biospherics' common stock is traded on the NASDAQ National Market System. No cash dividends were paid in 1995 or 1994. The Company's loan agreement with its bank does not restrict the payment of dividends, though no such payments are anticipated in the near future.

     As of March 15, 1996, the number of stockholders of record of Biospherics' common stock was approximately 4,800, based on the number of proxy requests of the Company's transfer agent. The per share market value at the close of each quarter for 1995 and 1994 is listed below.

                                 HIGH            LOW
                                ------         -------
        1st Quarter 1995         5-3/4           4-1/4
        2nd Quarter 1995          8              4-1/2
        3rd Quarter 1995          27             6-1/2
        4th Quarter 1995        13-3/4           7-7/8


        1st Quarter 1994          8              6-1/2
        2nd Quarter 1994         8-1/4           5-7/8
        3rd Quarter 1994         7-3/4           5-1/4
        4th Quarter 1994         7-1/2           4-3/4


ITEM 6. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS -- 1995 COMPARED WITH 1994

     The Company earned income of $424,000 from continuing operations for the year ended December 31, 1995, compared with a net loss of $183,000 from continuing operations during 1994. The primary reason for this improvement was the substantial reduction in losses associated with the Company's Department of Agriculture Forest Service campsite reservation contract (the "Forest Service Contract"). Revenues from continuing operations were $13,740,000 for the year ended December 31, 1995, which represents a 2%, or $229,000, increase from 1994 revenues of $13,511,000 from continuing operations. These fluctuations are discussed further below. On January 5, 1996, the Board of Directors of the Company approved a formal plan to sell the net assets of the Environmental and Laboratory Services Division (ELSD). See "Liquidity and Capital Resources," below.

     Information Services Division (ISD) revenues were $13,715,000, which reflects an increase of 2% or $239,000, compared with revenues of $13,476,000 in 1994. This increase was primarily from commercial business growth, which accounted for 54% of ISD's business as compared to 46% in 1994. Profit before interest and taxes increased 128%, or $566,000, to $1,006,000 in 1995 from $440,000 in 1994. This increase was directly attributable to the substantial reduction in losses on the Company's Forest Service Contract, from $840,000 in 1994 to $260,000 in 1995 as a result of certain cost control measures put into place in late 1994. The Company anticipates earning a minimal profit on this contract in 1996.

     Research and Development (R&D) generated revenues of $25,000 during 1995, compared with $35,000 in 1994. During 1995 and 1994, R&D has focused primarily on developing its bulk sugar substitute, D-tagatose (which was named "Sugaree-TM-"), and, to a lesser extent, its safe-for-humans pesticides. During 1995, R&D's loss before interest and taxes was $583,000, compared with a loss of $624,000 in 1994. The expenditures primarily relate to ongoing efforts to develop an economical manufacturing process for Sugaree and ongoing negotiations for its commercial production. Management believes that significant progress continues on the development of an economical manufacturing process and market introduction of Sugaree and that there is a substantial market for nonfattening, bulk sugar substitutes. If the manufacturing process can be implemented, the commercialization of Sugaree could have a substantial impact on future results of operations. However, no assurance can be given that the Company will be successful in its efforts to commercialize this product.

                 BIOSPHERICS-Registered Trademark-  INCORPORATED

                                   ----------


     On August 16, 1995, the Company entered into a Letter of Intent with MD Foods Ingredients amba ("MD Foods") to negotiate within 1 year an agreement to establish and operate a joint venture that will produce and distribute commercial quantities of Sugaree worldwide. No assurance can be given that the Company will be able to negotiate such an agreement under terms satisfactory to the Company. The Letter of Intent provides for the construction and operation of a pilot plant in Denmark to obtain product development quantities of the sugar and obtain data on which to design a full-scale plant. The pilot plant is now operating and producing small quantities of Sugaree. Under the agreement, MD Foods will incur costs up to $550,000 for the construction and operation of the pilot plant, costs associated with establishing the joint venture, and other costs. MD Foods will be reimbursed for 100% of such costs by the joint venture, if organized, or 50% by the Company if the parties do not reach an agreement.
If no agreement is reached, the product of the effort and all the technology resides with the Company. No amounts have been accrued by the Company to reimburse MD Foods for these costs. The Company will be reimbursed up to $170,000 by the joint venture for certain costs to produce limited quantities of D-tagatose, costs associated with establishing the joint venture, and certain other costs. MD Foods will reimburse the Company for up to 50% of these costs if an agreement is not reached. The Company has recognized a receivable of $32,000 for the recovery of such costs. The Company and MD Foods are in the process of negotiating an agreement. While the Letter of Intent contemplates a joint venture, the parties also are discussing the possibility of the grant of a non-exclusive license by the Company to MD Foods.

     General and administrative expenses ("G&A") have been fully allocated to each segment's operating results discussed above. G&A expenses that will not be eliminated after the sale of ELSD is completed have been allocated to ISD and R&D in the discussion above. As reflected in the accompanying Statements of Operations, G&A increased $297,000, from $2,053,000 in 1994 to $2,350,000 in
1995. This increased cost is primarily a result of the transfer of certain salary, fringe benefit, and other costs to G&A from ISD in connection with the formation of a corporate communications group. As a result of the sale of ELSD, G&A expenses of $355,000 and $17,000 in 1995, which otherwise would have been absorbed by ELSD, have been allocated to ISD and R&D, respectively; and G&A expenses of $325,000 and $16,000 in 1994, previously absorbed by ELSD, have been allocated to ISD and R&D, respectively.

     Interest expense increased $89,000, from $123,000 in 1994 to $212,000 in 1995. This increase was primarily caused by interest accrued relating to the IRS settlement, offset by lower interest expense associated with the line of credit because of lower borrowings outstanding during 1995. The after-tax impact of the interest expense associated with the IRS settlement was offset by the reversal of estimated tax accruals, which reduced the current year's tax expense.

     1995 net income was positively affected by a settlement of a claim against the U.S. Department of Agriculture. See "Liquidity and Capital Resources."

     The Company's backlog as of December 31, 1995, has remained steady at $31,941,000, compared to $32,164,000 in 1994.


LIQUIDITY AND CAPITAL RESOURCES

     On January 5, 1996, the Board of Directors of the Company approved a formal plan to sell the net assets of ELSD because of a continuing lack of profitability and diminishing opportunity for profitable new sales. On February 27, 1996, the Company entered into an agreement with ManTech Environmental Corporation to sell substantially all assets of ELSD except for certain receivables retained by the Company relating to completed contracts. The sale is expected to close on February 29, 1996. The purchase price will be equal to the book value of substantially all ELSD assets, less certain liabilities, plus approximately $150,000, subject to final adjustments under the agreement. The aggregate cash received for the sale and liquidation of remaining assets is expected to be approximately $850,000. The Company will no longer be in the environmental and laboratory services business upon completion of this transaction. Management believes that the sale will permit better focus on the major businesses of the Company, ISD and R&D.

     On May 31, 1995, the Company entered into a Loan Agreement (the "New Loan Agreement"), which replaced the Company's previous bank line of credit. The New Loan Agreement, which expires on May 31, 1996, provides for borrowings of up to $2 million, subject to an advance rate as defined in the agreement. Amounts outstanding under the New Loan Agreement accrue interest at the bank's prime rate plus 0.75% per annum and are collateralized by the Company's accounts receivable. The New Loan Agreement contains covenants that require the Company to meet certain

                 BIOSPHERICS-Registered Trademark-  INCORPORATED

                                   ----------


tangible net worth and cash flow coverage ratios and exclude a specific limitation on research and development expenditures. The Company was in compliance with all covenants as of December 31, 1995.

     On October 12, 1995, the Company entered into a $200,000 Promissory Note, which matures on October 12, 1998. The Promissory Note accrues interest at the rate of 8.55% per annum and the Company is required to make monthly payments of interest and principal. The proceeds were used to provide financing for a portion of the Company's property and equipment purchases during 1995. The Promissory Note is collateralized by equipment purchased prior to October 12, 1995.

     In November 1995, the Company received a notice of potential liability (the "Notice") from the U.S. Environmental Protection Agency ("EPA") regarding a small quantity of hazardous materials shipped in 1988 and 1989 to a sight owned and operated by a company that was in the business of disposing of such materials. The EPA is conducting an investigation of the source, the extent, and the nature of release or threatened release of hazardous substances at this sight. The Notice stated that the EPA has spent over $2.1 million in its investigation and restoration activities and that the Company has a potential liability under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, for such costs. Based upon information in the Notice, the amount of hazardous material that the Company shipped to the sight is less than 0.2% of all such materials found at the sight. If the EPA allocates its costs based on the amount of materials that each company shipped to the sight in proportion to the total materials shipped to the sight, the Company's share of the costs should be immaterial. The Company is reviewing its alternatives in response to the Notice and believes that it has defenses against such claims, but that, should the EPA persist and prevail, the impact on the financial statements will be immaterial. However, no assurance can be given about the final outcome.

     Cash flow improved significantly as reflected in the accompanying Statements of Cash Flows. Net cash provided by operating activities was $1,432,413, which is an improvement of $631,884, compared to 1994. This was primarily due to a decrease of $1,014,369 in accounts receivable and an improvement in earnings of $485,986. Net cash used in investing activities decreased $165,446 because of a decrease in payments for purchases of property and equipment. Cash flow from financing activities changed substantially as the Company repaid a net amount of $1,214,000 during 1995 under its line of credit, compared to net repayments of $108,000 during 1994.

     On February 22, 1996, the Company settled a claim against the U.S. Department of Agriculture, relating to the startup and early operation of the Forest Service Contract. The claim, which originally was filed in late 1994, was amended in 1995 to include certain additional costs. This settlement was recorded as other income in the Statement of Operations included herein; it increased pre-tax income from continuing operations by $335,000 in 1995. The full amount due to the Company as a result of the claim is expected to be received in March 1996.

     Consistent with the Company's policy, profits will be retained by the Company to help bring Sugaree and its other products to market and for reinvestment in the growth of ISD. Thus, no dividends were paid in 1995 and none are anticipated in 1996. While management believes that continuing operations of the business will generate positive cash flow, management is pursuing additional financing alternatives to accelerate bringing its products to market and to support growth of its core businesses.

     The Company may require additional funds to pursue its commercialization of Sugaree, depending on the negotiations with MD Foods. Such funds could be generated by further assets sales, sales of debt and/or equity securities, or other methods.

                 BIOSPHERICS-Registered Trademark-  INCORPORATED

                                   ----------


ITEM 7.  FINANCIAL STATEMENTS

     Financial statements and supplementary data required by this Item 7 follow.


INDEX TO FINANCIAL STATEMENTS



Consolidated Operations for each of the two years ended December 31, 1995. . . . . . . . . . . . . . . . . . . . .  16
Consolidated Balance Sheet as of December 31, 1995 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Consolidated Statements of Changes in Stockholders' Equity for each of the two years ended December 31, 1995 . . .  18
Consolidated Statements of Cash Flows for each of the two years ended December 31, 1995. . . . . . . . . . . . . .  19
Notes to Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
Report of Independent Accountants. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

                 BIOSPHERICS-Registered Trademark-  INCORPORATED

                                   ----------


                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                         YEARS ENDED    DECEMBER 31,
                                                                             1995           1994
                                                                         -----------    -----------
REVENUES
  Contract revenues                                                      $13,739,514    $13,510,716
                                                                         -----------    -----------

OPERATING EXPENSES
  Direct costs and operating expenses                                     10,005,559     10,698,332
  General and administrative expenses                                      2,349,684      2,052,762
  Research and development expenses                                          538,714        579,820
  Depreciation and amortization expenses                                     421,263        363,061
                                                                         -----------    -----------

  Total operating expenses                                                13,315,220     13,693,975
                                                                         -----------    -----------

Income (loss) from operations                                                424,294       (183,259)


Other income (expense)
  Other income                                                               329,631         12,765
  Interest expense                                                          (211,979)      (122,816)
                                                                         -----------    -----------

Income (loss) from continuing operations
  before income taxes                                                        541,946       (293,310)
Income tax expense (benefit)                                                 115,103       (112,936)
                                                                         -----------    -----------

  INCOME (LOSS) FROM CONTINUING OPERATIONS                                   426,843       (180,374)

Discontinued operations
  Income (loss) from discontinued operations, net of
    applicable income tax expense (benefit) of
    $(19,949) and $54,354 in 1995 and 1994, respectively                     (32,549)        88,682
                                                                         -----------    -----------

NET INCOME (LOSS)                                                        $   394,294    $   (91,692)
                                                                         -----------    -----------


NET INCOME (LOSS) PER SHARE DATA:
  Income (loss) per share from continuing operations                     $      0.09    $     (0.05)
  Income (loss) per share from discontinued operations                         (0.01)          0.03
                                                                         -----------    -----------
  Net income (loss) per share                                            $      0.08    $     (0.02)
                                                                         -----------    -----------
                                                                         -----------    -----------

  Weighted average shares and common stock equivalents outstanding         4,662,992      3,904,770
                                                                         -----------    -----------
                                                                         -----------    -----------

See notes to consolidated financial statements.

                 BIOSPHERICS-Registered Trademark-  INCORPORATED

                                   ----------


                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 1995


ASSETS
CURRENT ASSETS
  Cash                                                                    $   29,861
  Trade accounts receivable, net                                           1,602,486
  Costs and estimated earnings in excess of billings on contracts             49,030
  Other receivables                                                          562,706
  Prepaid expenses and other assets                                          507,487
  Current deferred income taxes                                               36,721
  Net assets of discontinued operations                                      710,958
                                                                          ----------
    Total current assets                                                   3,499,249

  Restricted cash-security deposit                                            27,408
  Property and equipment, net                                              1,610,860
  Patents, net                                                                96,675
                                                                          ----------
    TOTAL ASSETS                                                          $5,234,192
                                                                          ----------
                                                                          ----------

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Bank line of credit                                                     $  321,000
  Accounts payable and accrued expenses                                    1,045,211
  Accrued salaries and benefits                                              382,201
  Accrued vacation                                                           133,773
  Income taxes payable                                                        66,010
  Deferred revenue                                                           191,461
  Note payable-current portion                                                61,893
                                                                          ----------
    Total current liabilities                                              2,201,549

  Deferred compensation                                                      110,626
  Deferred income taxes                                                      148,028
  Deferred rent                                                              114,741
  Note payable                                                               127,917
                                                                          ----------
    Total liabilities                                                      2,702,861
                                                                          ----------

Commitments and contingencies
Redeemable common stock                                                      169,595
                                                                          ----------

STOCKHOLDERS' EQUITY
  Common stock, $.01 par value, 18,000,000 shares
    authorized, 3,934,947 issued, of which 1,642,253 shares
    are classified in redeemable common stock                                 22,926
  Paid-in capital in excess of par                                           773,050
  Treasury stock, 14,451 shares at cost                                     (156,268)
  Retained earnings                                                        1,722,028
                                                                          ----------
    Total stockholders' equity                                             2,361,736
                                                                          ----------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                            $5,234,192
                                                                          ----------
                                                                          ----------


See notes to consolidated financial statements.

                 BIOSPHERICS-Registered Trademark-  INCORPORATED

                                   ----------


           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                                         PAID-IN
                                           COMMON      CAPITAL IN     TREASURY       RETAINED     STOCKHOLDERS'
                                            STOCK     EXCESS OF PAR    STOCK         EARNINGS        EQUITY
                                           ------     -------------  ----------     ----------    -------------
Balance, December 31, 1993                 $20,883       $654,416    $        -     $1,419,426     $2,094,725
  Exercise of employee
    stock options                                5          2,170             -              -          2,175
  Net reclassification
    for redeemable
    common stock                               457          2,743             -              -          3,200

  Net loss                                       -              -             -        (91,692)       (91,692)
                                           -------       --------     ---------     ----------     ----------

Balance, December 31, 1994                  21,345        659,329             -      1,327,734      2,008,408
  Exercise of employee
    stock options                              151        105,141                            -        105,292
  Acquisition of treasury
    stock in connection
    with option exercise                         -              -      (160,258)             -       (160,258)
  Issuance of treasury stock
    in payment of expense                        -              -         3,990              -          3,990
  Net reclassification
    for redeemable
    common stock                             1,430          8,580             -              -         10,010
  Net income                                     -              -             -        394,294        394,294
                                           -------       --------     ---------     ----------     ----------

Balance, December 31, 1995                 $22,926       $773,050     $(156,268)    $1,722,028     $2,361,736
                                           -------       --------     ---------     ----------     ----------
                                           -------       --------     ---------     ----------     ----------

See notes to consolidated financial statements.

                 BIOSPHERICS-Registered Trademark-  INCORPORATED

                                   ----------


                      CONSOLIDATED STATEMENTS OF CASH FLOWS




                                                                       YEARS ENDED DECEMBER,
                                                                    --------------------------
                                                                        1995            1994
                                                                    -----------      ---------
Net income (loss)                                                   $   394,294      $ (91,692)
                                                                    -----------      ---------
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
    Depreciation and amortization                                       467,054        436,753
    Deferred compensation adjustment                                    (38,000)       (55,513)
    Loss on sales and retirements of property and equipment              32,414              -
    Treasury stock issued in payment of expense                           3,990              -
    Decrease (increase) in provision for uncollectable accounts         (11,216)        36,000
    Decrease (increase) in trade accounts receivable                  1,036,801       (552,683)
    Decrease (increase) in costs and estimated earnings
      in excess of billings on contracts                                213,194       (143,631)
    Decrease (increase) in other receivables                           (360,314)        74,748
    Decrease in income taxes receivable                                       -        421,176
    Decrease (increase) in prepaid expenses and other assets            (75,558)       120,947
    Increase (decrease) in accounts payable and accrued expenses       (303,025)       486,103
    Increase (decrease) in accrued salaries and benefits                (53,506)        24,371
    Decrease in accrued vacation                                         (9,504)        (6,541)
    Decrease (increase) in current deferred income taxes                 16,824        (77,118)
    Decrease in deferred income taxes                                   (42,397)       (20,824)
    Increase in income taxes payable                                     14,289         31,772
    Increase in deferred revenue                                        191,461              -
    Decrease in deferred rent                                           (44,388)       (51,984)
                                                                    -----------      ---------
      Total adjustments                                               1,038,119        723,576

  Net cash provided by operating activities                           1,432,413        631,884
                                                                    -----------      ---------

Cash flows from investing activities:
  Decrease in short-term investment                                           -         29,457
  Payments for purchases of property and equipment                     (468,657)      (669,231)
  Additions to patent costs                                             (18,162)       (12,511)
                                                                    -----------      ---------

  Net cash used in investing activities                                (486,819)      (652,285)
                                                                    -----------      ---------

Cash flows from financing activities:
  Net repayments under line of credit                                (1,214,000)      (108,000)
  Net change in book overdraft                                           95,766        125,160
  Proceeds from note payable                                            200,000              -
  Repayments of note payable                                            (10,190)             -
  Proceeds from issuance of common stock                                  4,712          2,175
                                                                    -----------      ---------

  Net cash provided by (used in) financing activities                  (923,712)        19,335
                                                                    -----------      ---------

Net increase (decrease) in cash                                          21,882         (1,066)
Cash, beginning of period                                                 7,979          9,045
                                                                    -----------      ---------
Cash, end of period                                                 $    29,861      $   7,979
                                                                    -----------      ---------
                                                                    -----------      ---------
SUPPLEMENTAL CASH FLOW INFORMATION:
  Income taxes paid (refunded)                                      $    73,135      $(413,588)
  Interest paid                                                         110,473        122,816
  Non-cash redemption of common stock in connection with
    stock option exercises                                              160,258              -


See notes to consolidated financial statements.

                 BIOSPHERICS-Registered Trademark-  INCORPORATED

                                   ----------


                          NOTES TO FINANCIAL STATEMENTS


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Significant accounting policies are summarized below.


REVENUE RECOGNITION

     Revenue is recognized using the following methods, depending on the terms of the contracts: time & materials, fixed price, and cost-plus-fixed-fee. Revenue recognized under time & material contracts is based on direct labor hours and other direct costs incurred. Revenue for fixed-price contracts is recognized using the percentage-of-completion and unit-of-delivery methods. Revenue for cost-plus-fixed-fee contracts is recognized based on the allowable total costs incurred plus a pro rata share of the fee. Losses, if any, on contracts are recorded during the period when first determined. Included in prepaid expenses and other assets is $180,403 at December 31, 1995, attributable to certain start-up costs, which have been deferred and which will be amortized and recovered over the related period of service provided to the client.


RECEIVABLES

     Trade accounts receivable are reflected in the accompanying Balance Sheet net of an allowance for doubtful accounts of $79,398, including $38,520 included in net assets of discontinued operations.

     Costs and estimated earnings in excess of billings on contracts represent revenues recognized that are not billable as of December 31, 1995, under the terms of the contracts. There are no significant contract retainages as of December 31, 1995.


USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period. Actual results could differ from those estimates.


DEPRECIATION AND AMORTIZATION

     Depreciation is provided on the straight-line basis over the estimated useful lives of the various assets. Leasehold improvements are amortized over the shorter of the periods of the leases or the useful lives of the improvements. Expenditures for maintenance, repairs, and minor renewals are charged to expense as incurred; expenditures for improvements, replacements, and major renewals are added to the property-and-equipment accounts. Assets retired or otherwise disposed of are removed from the asset accounts, along with the related amounts of accumulated depreciation. Gains or losses from disposals, if any, are included in earnings.


INCOME TAXES

     Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are

                 BIOSPHERICS-Registered Trademark-  INCORPORATED

                                   ----------


established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.


PATENT COSTS

     Legal and acquisition costs relating to patents are capitalized when incurred. When patents are granted, costs are amortized over a term representing the lesser of the life of the patent or the projected sales period of the product or process.


DEFERRED RENT

     The Company entered into a lease for its headquarters and research facilities in 1987. The excess of the rent expense over the cash payments for rent is recorded as deferred rent and is being amortized over the life of the lease.


NET INCOME (LOSS) PER SHARE

     Net income (loss) per share is computed using the weighted average number of common shares outstanding during each period. Outstanding common stock equivalents, consisting of shares under option, have an anti-dilutive effect on loss per share in 1994 and therefore are excluded from the calculation.


RECLASSIFICATIONS

     The Statement of Changes in Stockholders' Equity has been reclassified to conform to the 1995 presentation for redeemable common stock.


ACCOUNTING STANDARDS

     In October 1995, the Financial Accounting Standards Board ("FASB") issued Statement 123, "Accounting for Stock-Based Compensation" ("Statement 123"), which establishes fair value-based accounting and reporting standards for all transactions in which a company acquires goods or services by issuing equity securities. As such, Statement 123 covers stock-based compensation plans including all arrangements under which employees receive shares of stock. Statement 123 encourages, but does not require, employers to adopt its prescribed fair value-based method of accounting to recognize compensation expense for employee stock compensation plans. Employers must comply with the disclosure requirements set forth in the statement. Statement 123 is effective for fiscal years beginning after December 15, 1995. The Company expects to adopt only the reporting standards of Statement 123. The Company accounts for its employee stock compensation plan under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees."


2.   DISCONTINUED OPERATIONS

     On January 5, 1996, the Board of Directors of the Company approved a formal plan to sell the net assets of ELSD because of a continuing lack of profitability and diminishing opportunity for profitable new sales. On February 27, 1996, the Company entered into an agreement with a corporation to sell substantially all assets of ELSD except for certain receivables retained by the Company relating to completed contracts. The sale is expected to close on February 29, 1996. The purchase price will be equal to the book value of substantially all ELSD assets, less certain liabilities, plus approximately $150,000, subject to final adjustments under the agreement. The aggregate cash received for the sale and liquidation of remaining assets is expected to be approximately $850,000. The Company will no longer be in the

                 BIOSPHERICS-Registered Trademark-  INCORPORATED

                                   ----------


environmental and laboratory services business upon completion of this transaction. Management believes that the sale will permit better focus on the major businesses of the Company, ISD and R&D.

     Assets and liabilities of ELSD consisted of the following at December 31, 1995:

Trade accounts receivable, net                 $649,852
Costs and estimated earnings in excess of
billings on contracts                            76,586
Prepaid expenses and other assets                60,308
Property and equipment, net                      71,483
                                               --------
Total assets                                    858,229

Accounts payable and accrued expenses           147,271
                                               --------

Net assets of discontinued operations          $710,958
                                               --------
                                               --------






     Assets are shown at their expected net realizable values and accounts payable and accrued expenses at their face amounts.


3.   PROPERTY AND EQUIPMENT

     The components of property and equipment as of December 31, 1995, are as follows:


                                                   AMOUNT      ESTIMATED LIFE
                                               ------------    --------------
Office furniture and equipment                 $  4,114,569     3 to 10 years
Leasehold improvements                              265,191     3 to 7 years
                                               ------------
                                                  4,379,760

Accumulated depreciation and amortization        (2,768,900)
                                               ------------

Property and equipment, net                    $  1,610,860
                                               ------------
                                               ------------



4.   BANK LINE OF CREDIT

     On May 31, 1995, the Company entered into a Loan Agreement (the "New Loan Agreement"), which replaced the Company's previous bank line of credit. The New Loan Agreement, which expires on May 31, 1996, provides for borrowings of up to $2 million, subject to an advance rate as defined in the agreement. Amounts outstanding under the New Loan Agreement accrue interest at the bank's prime rate plus 0.75% per annum and are collateralized by the Company's accounts receivable. The New Loan Agreement contains covenants that require the Company to meet certain tangible net worth and cash flow coverage ratios, and excludes a specific limitation on research and development expenditures. The Company was in compliance with all covenants as of December 31, 1995. The Company will seek to renew the line under similar terms and conditions.


5.   NOTE PAYABLE

     On October 12, 1995, the Company entered into a $200,000 Promissory Note, which matures on October 12, 1998. The Promissory Note accrues interest at the rate of 8.55% per annum and the Company is required to make monthly payments of interest and principal. The proceeds were used to provide financing for a portion of the Company's property and equipment purchases during 1995. The Promissory Note is collateralized by equipment purchased prior to October

                 BIOSPHERICS-Registered Trademark-  INCORPORATED

                                   ----------


12, 1995. The unpaid principal balance of the note was $189,810 as of December 31, 1995, of which $61,893, $67,464, and $60,453 mature in 1996, 1997, and 1998, respectively.

6.   INCOME TAXES

     The components of the provision (benefit) for income taxes from continuing operations are as follows:


                                            YEAR ENDED DECEMBER 31,
                                            ----------------------
                                              1995          1994
                                            --------     ---------
Current
     Federal                                $114,065     $ (12,291)
     State                                    26,611        (2,703)
                                            --------     ---------

Total current provision                      140,676       (14,994)
                                            --------     ---------

Deferred
     Federal                                 (21,207)      (77,703)
     State                                    (4,366)      (20,239)
                                            --------     ---------

Total deferred benefit                       (25,573)      (97,942)
                                            --------     ---------
Total expense (benefit) for income
     taxes from continuing operations       $115,103     $(112,936)
                                            --------     ---------
                                            --------     ---------

     The tax effect of significant temporary differences representing deferred tax assets and liabilities as of December 31, 1995, are as follows:


                                     CURRENT     NON-CURRENT
                                    --------     -----------

Depreciation and amortization       $ 36,216       $183,384
Deferred compensation                      -        (45,356)
Accrued vacation                     (40,384)             -
Other                                (32,553)        10,000
                                    --------       --------

Deferred tax liability (asset)      $(36,721)      $148,028
                                    --------       --------
                                    --------       --------

     Differences between the effective income tax rates and the federal statutory rates for 1995 and 1994 are as follows:


                                                          1995           1994
                                                        --------      ---------
Federal income tax expense (benefit) at 34%             $184,262      $ (99,725)
State income tax expense (benefit), net of federal        12,898         (6,981)
Expenses not deductible for tax purposes                   9,096         27,825
Adjustments relating to resolving the IRS audit          (73,081)             -
Other, primarily changes in prior year estimates         (18,072)       (34,055)
                                                        --------      ---------
Income tax expense (benefit)
   from continuing operations                           $115,103      $(112,936)
                                                        --------      ---------
                                                        --------      ---------

     As a result of routine audits of the Company's Federal income tax returns by the Internal Revenue Service ("IRS"), the IRS had disputed the timing of certain rent expense deductions taken during the 1986 through 1992 tax years. The aggregate amounts of the IRS's claims and penalties were $348,666 and $79,808, respectively. The deficiencies in question constituted temporary differences regarding the period in which certain rent expenses should have been deducted. The Company had filed a petition in the U.S. Tax Court disputing all of the claims and penalties. Additionally, the Company had identified certain errors in the IRS audit findings. As a result, on August 28, 1995, the Company entered

                 BIOSPHERICS-Registered Trademark-  INCORPORATED

                                   ----------


into a settlement agreement under which the IRS claims were substantially reduced and all penalties assessed were waived. During the third quarter of 1995, the Company reduced its current income tax liability relating to excess income tax accruals, maintained until a settlement with the IRS was reached, which was offset overall by accrued interest expense relating to the settlement. The overall impact on the financial statements was immaterial.

                 BIOSPHERICS-Registered Trademark-  INCORPORATED

                                    ----------


7.   COMMITMENTS AND CONTINGENT LIABILITIES

CONTRACT REVENUES

     The financial statements include revenues under U.S. Government contracts that are subject to final Government audit adjustments. DCAA has completed its audits for all years through 1993. The Company believes that no material adjustments to the financial statements will arise from the unaudited years.


LEASE COMMITMENTS

     The Company incurred expenses of $1,471,485 in 1995 and $1,160,703 in 1994 under operating leases. It is obligated for future minimum rental payments under leases for office space and telecommunications equipment as follows:


               YEARS ENDED DECEMBER 31,               AMOUNT
               ----------------------------------------------
               1996                              $ 1,464,688
               1997                                1,462,934
               1998                                  660,898
               1999                                  222,978
               2000                                  186,307
               Thereafter                            217,604
               ----------------------------------------------

               Total                             $ 4,215,409
               ----------------------------------------------


     The Company recorded rental income of $426,166 in 1995 and $401,982 in 1994, under sublease agreements, which is offset against rent expense in the accompanying financial statements. Future minimum receipts under sublease agreements are as follows:


               YEARS ENDED DECEMBER 31,               AMOUNT
               ----------------------------------------------
               1996                             $    483,860
               1997                                  410,043
               1998                                   45,320
               ----------------------------------------------

               Total                            $    939,223
               ----------------------------------------------


RELATED PARTY TRANSACTIONS

     STOCK REDEMPTION AGREEMENTS

     In August 1978, the Company, with stockholders' approval, entered into agreements, which were restated on January 15, 1996, with two officer-stockholders who beneficially own 45.5% of the outstanding common stock. Under the agreement, upon their deaths, the Company may be required to redeem from their estates the number of shares of the Company's stock necessary to pay estate taxes and administrative expenses of the estate, if any, up to $5,000,000. Shares would be redeemed at the then-current market price. The Company is the beneficiary to an insurance policy on the lives of the two officer-stockholders, which the Company maintains to provide benefits of $5,000,000 for this agreement.

                 BIOSPHERICS-Registered Trademark-  INCORPORATED

                                    ----------


     DEFERRED COMPENSATION AND CONSULTING AGREEMENTS

     The Company has entered into agreements with two officer-stockholders, who beneficially own 45.5% of the outstanding common stock, whereby the officer-stockholders agreed to serve as full-time employees of the Company until their respective retirements. Under the agreements, upon retirement, the officer-stockholders will receive deferred compensation equal to 70% of their average annual total compensation less the assumed returns from investment of their funded pension plans and their social security payments. The deferred compensation plan is unfunded. During 1995 and 1994, the deferred compensation liability was reduced by $38,000 and $55,513, respectively, as determined by actuarial calculation. Upon completion of their employment, the officer-stockholders also agreed to serve as consultants to the Company on a minimum part-time, plus as-needed basis, at a specified daily rate.


OTHER

     On August 16, 1995, the Company entered into a Letter of Intent with MD Foods Ingredients amba ("MD Foods") to negotiate within 1 year an agreement to establish and operate a joint venture that will produce and distribute commercial quantities of the Company's patented, non-fattening sugar, Sugaree worldwide. No assurance can be given that the Company will be able to negotiate such an agreement under terms satisfactory to the Company. The Letter of Intent provides for the construction and operation of a pilot plant to obtain product development quantities of the sugar and obtain data on which to design a full-scale plant. The pilot plant is now operating and producing small quantities of Sugaree. Under the agreement, MD Foods will incur costs up to $550,000 for the construction and operation of the pilot plant, costs associated with establishing the joint venture, and other costs. MD Foods will be reimbursed for 100% of such costs by the joint venture, if organized, or 50% by the Company if the parties do not reach an agreement. If no agreement is reached, the product of the effort and all the technology resides with the Company. No amounts have been accrued by the Company to reimburse MD Foods for these costs. The Company will be reimbursed up to $170,000 by the joint venture for certain costs to produce limited quantities of Sugaree, costs associated with establishing the joint venture, and certain other costs. MD Foods will reimburse the Company for up to 50% of these costs if an agreement is not reached. The Company has recognized a receivable of $32,000 for the recovery of such costs. The Company and MD Foods are in the process of negotiating an agreement. While the Letter of Intent contemplates a joint venture, the parties also are discussing the possibility of the grant of a non-exclusive license by the Company to MD Foods.

     In November 1995, the Company received a notice of potential liability (the "Notice") from the U.S. Environmental Protection Agency ("EPA") regarding a small quantity of hazardous materials shipped in 1988 and 1989 to a sight owned and operated by a company that was in the business of disposing of such materials. The EPA is conducting an investigation of the source, the extent, and the nature of release or threatened release of hazardous substances at this sight. The Notice stated that the EPA has spent over $2.1 million in its investigation and restoration activities and that the Company has a potential liability under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, for such costs. Based on information in the Notice, the amount of hazardous material that the Company shipped to the sight is less than 0.2% of all such materials found at the sight. If the EPA allocates its costs based on the amount of materials that each company shipped to the sight in proportion to the total materials shipped to the sight, the Company's share of the costs should be immaterial. The Company is reviewing its alternatives in response to the Notice and believes that it has defenses against such claims, but that, should the EPA persist and prevail, the impact on the financial statements will be immaterial. However, no assurance can be given about the final outcome.


8.   STOCK OPTION PLAN

     The Company has an Employees' Nonqualified Stock Option Plan (the "Plan"), whereby options may be granted to officers and other key employees to purchase up to 2,200,000 shares of common stock in amounts determined by the Board of Directors at a price not less than 50% of the publicly quoted closing price of the stock on the date the options are granted, and for a term not to exceed five years from the date of grant. The Board of Directors determines the vesting period of options granted. To date, all options granted, except for those part of an anti-hostile takeover plan explained below, have been at the then-publicly quoted price of the stock. Activity for the two years ending December 31, 1995, is shown below:

                 BIOSPHERICS-Registered Trademark-  INCORPORATED

                                    ----------



                                                                  OPTION PRICE
                                                   SHARES           PER SHARE
                                               -------------   ----------------
Outstanding as of January 1, 1994                  148,600       $2.25 - $8.25
Granted                                          1,152,500         5.75 - 7.00
Exercised                                          (15,500)       2.25 - 4.875
Expired                                            (83,400)        2.25 - 8.25
                                               -------------
Outstanding as of December 31, 1994              1,202,200        2.875 - 8.25
Granted                                            287,500       6.625 - 10.50
Exercised                                          (13,177)        5.75 - 8.00
Expired                                            (12,800)        4.00 - 8.25
                                               -------------

Outstanding as of December 31, 1995              1,463,723        5.75 - 10.50
                                               -------------

Exerciseable as of December 31, 1995               240,973
                                               -------------

Options available for grant as of
 December 31, 1995                                 736,277
                                               -------------


     On November 18, 1994, two officer-shareholders were each granted options to purchase 500,000 of common stock of the Company at $2.875 per share subject to two conditions. The options will be exercised in the event that both (i) a third party acquires 5% or more of the issued and outstanding common stock of the Company and (ii) the exercise is approved by the Board of Directors of the Company. This plan was put in place not for compensatory purposes but as a means of protecting shareholder value against unsolicited offers deemed inadequate by the Board of Directors and to help ensure fair and equal treatment of all shareholders.


9.   EMPLOYEE BENEFIT PLANS

     Effective January 1, 1990, the Company established the Biospherics Incorporated 401(k) Retirement Plan. The plan is a discretionary defined contribution plan and covers substantially all employees who have attained the age of 21, have completed 1 year of service, and have worked a minimum of 1,000 hours in the past Plan or anniversary year.

     Under provisions of the plan, the Company, for any plan year, has contributed an amount equal to 50% of the participant's contribution or 2.5% of the participant's eligible compensation, whichever is less. The Company may, at its own discretion, make additional matching contributions to participants. Company contributions, net of forfeitures, amounted to $58,662 in 1995 and $66,634 in 1994.

                 BIOSPHERICS-Registered Trademark-  INCORPORATED

                                    ----------


10.  INFORMATION BY BUSINESS SEGMENT

     Financial information by business segment for the two years ended December 31, 1995 is summarized below.

                                                                                 YEARS ENDED DECEMBER 31,
                                                                                  (Dollars in thousands)
                                                                                   1995           1994
                                                                               ------------ ------------
REVENUES                 Information Services Division                         $    13,715    $    13,476
                         R&D Unit                                                       25             35
                                                                               ------------   ------------
                         Total revenues                                        $    13,740    $    13,511
                                                                               ------------   ------------

OPERATING PROFIT AND     Information Services Division                         $     1,006    $       440
  INCOME BEFORE          R&D Unit                                                     (583)          (624)
                                                                               ------------   ------------
  INCOME TAXES           Total operating profit                                        423           (184)
                           Other income                                                330             13
                           Interest expense                                            212            122
                                                                               ------------   ------------
                         Income (loss) from continuing operations
                           before income taxes                                 $       541    $      (293)
                                                                               ------------   ------------

IDENTIFIABLE ASSETS      Information Services Division                         $     3,168    $     3,614
                         R&D Unit                                                      174            131
                         General corporate assets                                    1,181            948
                         Discontinued operations                                       711          1,479
                                                                               ------------   ------------

                         Total assets                                          $     5,234    $     6,172
                                                                               ------------   ------------

CAPITAL                  Information Services Division                         $       382    $       401
  EXPENDITURES           R&D Unit                                                       17              8
                         General corporate assets                                       67            172
                         Discontinued operations                                         3             88
                                                                               ------------   ------------
                         Total assets                                          $       469    $       669
                                                                               ------------   ------------

DEPRECIATION             Information Services Division                         $       292    $       258
  AND AMORTIZATION       R&D Unit                                                       27             21
                         General corporate assets                                       56             85
                         Discontinued operations                                        46              -
                                                                               ------------   ------------
                         Total depreciation and amortization                   $       421    $       364
                                                                               ------------   ------------


   The Information Services Division (ISD) provides computerized medical data collection and clinical trial management, report and publication writing and editing, development of programmatic concepts in public health information and education, database management, and computer-assisted health resource information. During 1995, commercial and government business accounted for approximately 54% and 46%, respectively, of ISD's business compared with 46% and 54%, respectively, in 1994. During 1995, the Company recognized revenue from two of its commercial customers of $3,185,911 and $1,407,626 representing 23% and 10%, respectively, of total revenues from continuing operations. In 1994, the Company recognized revenue from one of these customers of $3,938,382 or 29% of total revenues from continuing operations in 1994.

   The R&D Unit has invented and patented for the Company the use of D-tagatose and L-sugars as low-calorie sweeteners and has invented and patented safe-for-humans pesticides. The Company also has filed for patents on other inventions.

   Operating profit consists of revenue less operating expenses. In computing operating profit, general corporate and selling expenses, research and development, interest expense, and income taxes were not deducted. As a result of the sale of ELSD, G&A expenses of $354,869 and $17,013 in 1995 that would have been absorbed by ELSD, have been allocated to ISD and R&D, respectively; and G&A expenses of $325,384 and $16,491 in 1994, previously absorbed by ELSD, have been allocated to ISD and R&D, respectively.

                 BIOSPHERICS-Registered Trademark-  INCORPORATED

                                    ----------


   Identifiable assets by business segment are those assets used in the Company's operations in each segment, such as accounts receivable, inventories, fixed assets, and patent costs. Corporate assets are principally cash and certain other assets not related to a particular segment's operations.


11.   SUBSEQUENT EVENT

   On February 22, 1996, the Company settled a claim against the U.S. Department of Agriculture relating to the startup and early operation of the Forest Service Contract. The claim, which originally was filed in late 1994, was amended in 1995 to include certain additional costs. This settlement was recorded as other income in the Statement of Operations included herein and increased pre-tax income from continuing operations by $335,000 in 1995. The full amount due to the Company as a result of the claim is expected to be received in March 1996.

                 BIOSPHERICS-Registered Trademark-  INCORPORATED

                                    ----------


                        REPORT OF INDEPENDENT ACCOUNTANTS


TO THE BOARD OF DIRECTORS AND STOCKHOLDERS
BIOSPHERICS INCORPORATED

   We have audited the financial statements of Biospherics Incorporated as of and for the year ended December 31, 1995 listed in Item 7 of this Form 10-KSB. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Biospherics Incorporated as of December 31, 1995 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.




Rockville, Maryland
February 28, 1996                                       COOPERS & LYBRAND L.L.P.

                 BIOSPHERICS-Registered Trademark-  INCORPORATED

                                    ----------


                        REPORT OF INDEPENDENT ACCOUNTANTS


TO THE BOARD OF DIRECTORS AND STOCKHOLDERS,
BIOSPHERICS INCORPORATED

   We have audited the financial statements of Biospherics Incorporated for the year ended December 31, 1994, listed in Item 7 of this Form 10-KSB. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Biospherics Incorporated for the year ended December 31, 1994, in conformity with generally accepted accounting principles.




Bethesda, Maryland                           Rubino & McGeehin, Chartered
March 2, 1995                                Certified Public Accountants

                 BIOSPHERICS-Registered Trademark-  INCORPORATED

                                    ----------


                                  ATTACHMENT A

                            CERTIFICATE OF AMENDMENT

   Biospherics Incorporated, a corporation organized and existing under the Delaware General Corporation Law (the "Corporation"), by virtue of a Certificate of Incorporation filed with the Secretary of State of Delaware on May 1, 1992, does hereby certify that:

   FIRST: The charter of the Corporation is hereby amended by deleting the first paragraph in Article FOURTH in its entirety and by substituting in lieu thereof the following:

      The total number of shares of stock that the corporation has authority to issue is twenty million (20,000,000) shares, eighteen million (18,000,000) of which shall be Common Stocks of the par value of one half cent ($0.005) per share, and two million of which shall be Preferred Stock of the par value of one cent ($0.01) per share.

   SECOND:  At the time this Certificate of Amendment becomes effective:
(i) each share of Common Stock of the Corporation of the par value of $0.01 that is issued and outstanding shall be automatically changed and converted into two shares of Common Stock of the par value of $0.005; (ii) each Certificate representing shares of Common Stock of the par value of $0.01 shall continue, without the necessity of presenting the same for exchange, to represent thereafter the same number of shares of Common Stock of the par value of $0.005; and (iii) each holder of shares of Common Stock of the par value of $0.01 that is issued and outstanding at the time this Certificate of Amendment becomes effective shall be entitled, without surrendering the certificate or certificates representing the shares, to receive a certificate or certificates representing one additional share of Common Stock of the par value of $0.005.

   THIRD: The foregoing amendment of the Corporation's charter was duly adopted by the Corporation's board of directors and stockholders pursuant to the requirements of Section 242 of the Delaware General Corporation Law.

   IN WITNESS WHEREOF, BIOSPHERICS INCORPORATED has caused these presents to be signed in its name and on its behalf by its President and its corporate seal to be hereunder affixed and attested by its Secretary on this 15th day of May, 1996.

ATTEST:                                      BIOSPHERICS INCORPORATED


-----------------------------------          -----------------------------------
M. Karen Levin, Secretary                    Gilbert V. Levin, President

  BIOSPHERICS-Registered Trademark- INCORPORATED - BOARD OF DIRECTORS PROXY -
                        ANNUAL MEETING OF STOCKHOLDERS

     Gilbert V. Levin, M. Karen Levin, and Richard Levin, or any of them, each with power of substitution, are hereby appointed Proxies of the undersigned to vote all shares of Common Stock of Biospherics Incorporated owned by the undersigned at the Annual Meeting of stockholders to be held at the Company headquarters, 12051 Indian Creek Court, Beltsville, Maryland on May 15, 1996 at 2:00 p.m. EDT, or any adjournment thereof, upon the proposals set forth below and, in their discretion, upon all other matters as may properly be brought before the meeting.

1.   ELECTION OF DIRECTORS        FOR all nominees below                             WITHHOLD AUTHORITY
                                  (EXCEPT AS MARKED TO THE CONTRARY BELOW) / /       TO VOTE FOR ALL NOMINEES LISTED BELOW / /

     INSTRUCTION:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST
                   BELOW.

                   L.V. BALDWIN, D.A. BLAKE, A.B. CLEVELAND, R.L. COLWELL, G.S. JENKINS, G.V. LEVIN, M.K. LEVIN, A.S. MACLEOD

2.   PROPOSAL TO EFFECT A TWO-FOR-ONE STOCK SPLIT.

                                             / / FOR     / / AGAINST     / / ABSTAIN

3.   PROPOSAL TO RATIFY THE APPOINTMENT OF COOPERS & LYBRAND LLP as the independent accountants of the Corporation for the fiscal year ending December 31, 1996.

                                             / / FOR     / / AGAINST     / / ABSTAIN

This proxy will be voted as specified hereon. If no indication to the contrary is made hereon, this proxy will be voted FOR all nominees for Directors listed in Proposal 1 and FOR Proposals 2 and 3. BIOSPHERICS' DIRECTORS RECOMMEND A FOR VOTE ON EACH ITEM, AND SHARES WILL BE SO VOTED UNLESS OTHERWISE INDICATED.

/ / I plan to attend the Annual Meeting in Beltsville, MD, at 2:00 p.m. on May 15, 1996.




_________________________________________________             _________________________        ________________________
PLEASE SIGN HERE AND RETURN PROMPTLY                          PLEASE PRINT YOUR NAME           NUMBER OF SHARES VOTED
(IF SIGNING AS ATTORNEY, ADMINISTRATOR, EXECUTOR,
GUARDIAN, OR TRUSTEE, PLEASE ADD YOUR TITLE AS SUCH.)         DATED _____________, 1996